EXHIBIT 23.1


[LETTERHEAD]



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the registration statement of Pacific CMA, Inc. on Form S-3 of our report dated March 28, 2006, on our audits of the consolidated financial statements of Pacific CMA, Inc., as of December 31, 2005 and 2004 and for the three years in the period ended December 31, 2005, which report is included (or incorporated by reference) in the Annual Report on Form 10-K. We also consent to the reference to BKD as experts in accounting and auditing under the caption "Experts" in the Prospectus, which is part of this registration statement.





/s/ BKD, LLP

Indianapolis, Indiana
May 31, 2006